                                                                    Exhibit 99.1

                            Explanation of Responses

(1)     After giving effect to the sale, the Insight IV Funds (collectively,
        Insight Venture Partners IV, L.P., Insight Venture Partners (Cayman) IV,
        L.P., Insight Venture Partners IV (Co-Investors), L.P. and Insight
        Venture Partners IV (Fund B), L.P.) and the Insight V Funds
        (collectively, Insight Venture Partners V, L.P., Insight Venture
        Partners (Cayman) V, L.P., Insight Venture Partners V Coinvestment Fund,
        L.P. and Insight Venture Partners V (Employee Co-Investors), L.P.) no
        longer have beneficial ownership over any shares of Common Stock.
        Insight Venture Management, LLC ("Insight Management") beneficially owns
        318 shares of Common Stock. The reporting person is a member of the board of managers of Insight Holdings Group, LLC, which in turn is the managing member of Insight Management, as well as the managing member of
        Insight Venture Associates IV, L.L.C. and Insight Venture Associates V,
        L.L.C., which are the general partners of the Insight IV Funds and the
        Insight V Funds, respectively. The reporting person disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for purposes of Section 16 or for any other purposes.